Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

August 4, 2006

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, California 95014

Re:	$200,000,000 aggregate principal amount of 10¾% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation issued in exchange for $200,000,000 aggregate principal amount outstanding of 10¾% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation.

Ladies and Gentlemen:

We have acted as counsel to CRC Health Corporation, a Delaware corporation (the “Issuer”), and the Guarantors (as defined below) in connection with (i) the proposed issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 10¾% Senior Subordinated Notes due February 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10¾% Senior Subordinated Notes due February 1, 2016 (the “Initial Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of February 6, 2006, between the Issuer, CRCA Merger Corporation, a Delaware corporation, the Guarantors named therein (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of July 7, 2006, between the Issuer, the Guarantors, the Trustee, and the New Guarantors, as defined therein (collectively, the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture and the Exchange Guarantees will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Issuer and the Guarantors and of public officials.

CRC Health Corporation	August 4, 2006

The opinions expressed below are limited to matters governed by the laws of the State of New York, The Commonwealth of Massachusetts, the corporate laws of the State of Delaware and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i) with respect to the laws of the States of California, Illinois and Texas, the opinions of DLA Piper Rudnick Gray Cary US LLP;

(ii) with respect to the laws of the State of Georgia, the opinion of Powell Goldstein LLP;

(iii) with respect to the laws of the State of Indiana, the opinion of Barnes & Thornburg LLP;

(iv) with respect to the laws of the State of Kansas, the opinion of Foulston Siefkin LLP;

(v) with respect to the laws of the State of Louisiana, the opinion of Liskow & Lewis, A PLC;

(vi) with respect to the laws of the State of Nevada, the opinion of Woodburn and Wedge;

(vii) with respect to the laws of the State of Oregon, the opinion of Stoel Rives LLP;

(viii) with respect to the laws of The Commonwealth of Pennsylvania, the opinion of Ballard Spahr Andrews & Ingersoll, LLP;

(ix) with respect to the laws of the State of Tennessee, the opinions of Trauger & Tuke;

(x) with respect to the laws of The Commonwealth of Virginia, the opinion of Hirschler Fleischer P.C.;

(xi) with respect to the laws of the State of West Virginia, the opinion of Steptoe & Johnson PLLC; and

(xii) with respect to the laws of the State of Wisconsin, the opinion of LaFollette Godfrey & Kahn, an office of Godfrey & Kahn, S.C.

CRC Health Corporation	August 4, 2006

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all requisite corporate action of the Issuer and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Initial Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will (subject to the qualifications set forth below) constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	Upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Exchange Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will (subject to the qualifications set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Issuer and the Guarantors, respectively, enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indenture which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the

CRC Health Corporation	August 4, 2006

United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP